UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 21, 2009

EVERGREEN ENERGY INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-14176	84-1079971
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

1225 17th Street, Suite 1300 Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

(303) 293-2992
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.  Unregistered Sales of Equity Securities

On October 21, 2009, Evergreen Energy Inc., a Delaware corporation (the "Company") entered into a Securities Purchase Agreement pursuant to a private placement to sell 6973.38 shares of Series B Convertible Preferred Stock and 5,787,037 Warrants to purchase Common Stock, resulting in approximately $7.0 million in gross proceeds to the Company, and $5.0 in net proceeds after consideration of the Escrow Amount described below.

            The following sets forth the information required by Item 701 of Regulation S-K with respect to the unregistered sales of equity securities by the Company.

a. On October 21, 2009, the Company completed the sale of an aggregate offering price of $6,973,380 of Series B Convertible Preferred Stock (the "Preferred Stock") and Warrants (the "Warrants") (collectively the "Securities").  The Preferred Stock accrues dividends at the rate of 5.66% per annum, payable semi-annually on June 30 and December 31, commencing on December 31, 2009 and on each Conversion Date until October 21, 2014.  Each share of Preferred Stock has a stated value of $1,000 per share (the “Stated Value”).  The Preferred Stock is convertible into the number of shares of common stock, $.001 par value (the "Common Stock") determined by dividing the Stated Value of the Preferred Stock by the Conversion Price per share.  The Conversion Price per share is $.6025, subject to adjustment under certain circumstances, including events of default under the Preferred Stock.  Upon an event of default, the holders of the Preferred Stock may require the Company to redeem the Preferred Stock at an amount equal to 130% of the Stated Value.

b. The Certificate of Designation includes a provision under which the Company has deposited with an Escrow Agent $1,973,380 of the gross proceeds of the offering (the “Escrow Amount”).  If the Preferred Stock is converted prior to October 21, 2014, the Escrow Amount will be used to pay to the holder, upon conversion, an amount equal to $282.99 per $1,000 of Stated Value converted, less the amount of dividends paid prior to the conversion date.

c. In connection with the sale of the Securities, the Company and the investors have entered into a Registration Rights Agreement which requires the Company to register for resale by the investors the shares of Common Stock issuable upon conversion, redemption or exercise of the Preferred Stock and Warrants.

d. The Warrants are exercisable for an aggregate of 5,787,037 shares of Common Stock, at an exercise price of $.648 per share, subject to certain adjustments.  The Warrants are exercisable immediately and have a term of exercise equal to five years.  The Warrants also include a cashless exercise provision.  The Warrants are not redeemable by the Company.

e. The Securities were sold exclusively to persons who qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933 as amended (the "Securities Act"). There were an aggregate of two accredited institutional investors who participated in the offering.

f. The offering consisted of an aggregate of $6,973,680 in Preferred Stock and Warrants.  In the offering, the Company paid fees to persons who served as placement agents consisting of a cash fee of 6.0% of the aggregate amount of Preferred Stock and Warrants sold by such placement agents, and Warrants exercisable to purchase an aggregate of 694,444 shares of the number shares of Common Stock, which Warrants are exercisable for five years to purchase shares of Common Stock at an exercise price of $0.75 per share.

g. The sale of the Securities was undertaken without registration under the Securities Act in reliance upon an exemption from the registration requirements of the Securities Act set forth in Rule 506 of Regulation D thereunder.  Each of the investors in the offering qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D.  In addition, the Securities, which were taken for investment purposes and not for resale, were subject to restrictions on transfer.  We did not engage in any public advertising or general solicitation in connection with this transaction, and we provided each investor in the offering with disclosure of all aspects of our business, including providing each investor with our reports filed with the Securities and Exchange Commission and other financial, business and corporate information.  Based on our investigation, we believed that each accredited investor obtained all information regarding the Company that they requested, received answers to all questions posed and otherwise understood the risks of accepting our Securities for investment purposes.

h. The proceeds of the offering will be used to provide working capital to the Company.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title or Description
4.1	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock
99.1	Press Release dated October 22, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evergreen Energy Inc.

Date: October 22, 2009	By: /s/ Diana L. Kubik
Diana L. Kubik
Vice President and Chief Financial Officer

EVERGREEN ENERGY INC.
EXHIBIT INDEX

(d) Exhibits

Exhibit Number	Exhibit Title or Description
4.1	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock
99.1	Press Release dated October 22, 2009.